                              AMENDED AND RESTATED

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                 SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

                                       OF

                              SMARTDISK CORPORATION

            Pursuant to Section 151(g) of the General Corporation Law
                            of the State of Delaware

      The undersigned, being the President of SmartDisk Corporation (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the state of Delaware, in accordance with the provisions of
Section 103 thereof, DOES HEREBY CERTIFY:

      That, by the Restated Certificate of Incorporation of the Corporation duly filed in the office of the Secretary of State of Delaware on August 11, 1999 (the "Certificate of Incorporation"), the Corporation is authorized to issue a total number of shares of capital stock equal to 65,000,000 shares, of which 5,000,000 shares shall be Preferred Stock; and, by said Certificate of Incorporation, the shares of the Preferred Stock are authorized to be issued in one or more series as may be determined from time to time by the Board of Directors of the Corporation, each of such series to be distinctly designated.

      That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on December 16, 2002, duly adopted resolutions creating the Series A Redeemable Convertible Preferred Stock of the Corporation to consist initially of 2,552,364.8 shares and fixing the designations, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of the shares of such series by all necessary action on the part of the Corporation. Pursuant to such resolutions, the Corporation filed the Certificate of Designations of Series A Redeemable Convertible Preferred Stock (the "Original Certificate of Designations") with the Secretary of State of the state of Delaware on December 24, 2002.

      That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on February 21, 2003, duly adopted the following resolutions amending and restating the terms of the Series A Redeemable Convertible Preferred Stock of the Corporation.

      WHEREAS, Article Fourth of the Certificate of Incorporation of the Corporation authorizes the issuance of Five Million (5,000,000) shares of preferred stock, par value $0.001 per share, issuable from time to time in one or more series; and

      WHEREAS, the Board of Directors of the Corporation is authorized by Article Fourth of the Certificate of Incorporation to divide the preferred stock into series and to fix and determine the designations, powers, preferences, and rights of the shares of each serial preferred stock so established, and the qualifications, limitations, or restrictions thereof; and

      WHEREAS, the Board of Directors, pursuant to the authority granted to it, on December 24, 2002 provided for the issuance of a series of preferred stock designated as "Series A Redeemable Convertible Preferred Stock" and fixed the rights, preferences, privileges, restrictions, and other matters relating to that series pursuant to the filing of that certain Certificate of Designations of Series A Redeemable Convertible Preferred Stock with the Secretary of State of the state of Delaware; and

      WHEREAS, it is the desire of the Board of Directors, pursuant to the authority granted to it, to amend and restate the rights, preferences, privileges, restrictions, and other matters relating to that series of preferred stock.

      NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby authorize and provide for the amendment and restatement of the rights, preferences, privileges, restrictions, and other matters relating to the Series A Redeemable Convertible Preferred Stock of the Corporation as herein described and does hereby amend and restate the Original Certificate of Designations to fix and determine the rights, preferences, privileges, restrictions, and other matters relating to such series of preferred stock as follows:

            1. Designation. A total of 2,552,364.8 shares of the Corporation's Preferred Stock shall be designated as "Series A Redeemable Convertible Preferred Stock." As used herein, the term "Preferred Stock" used without references to the Series A Redeemable Convertible Preferred Stock means the shares of Series A Redeemable Convertible Preferred Stock and the shares of any series of authorized Preferred Stock of the Corporation issued and designated from time to time by a resolution or resolutions of the Board of Directors, share for share alike and without distinction as to class or series, except as otherwise expressly provided for in this Certificate of Incorporation or as the context otherwise requires.

            2. Dividends. Subject to provisions of law, the holders of record of shares of the Series A Redeemable Convertible Preferred Stock shall be entitled to receive cumulative cash dividends, which shall accrue from the date of issuance and which shall be payable, except as otherwise provided herein, when, as, and if declared by the Board of Directors, out of assets which are legally available for the payment of such dividends, including any special dividends declared by the Board of Directors as well as ordinary dividends, at an annual rate equal to $0.06 per share of Series A Redeemable Convertible Preferred Stock, provided, however, that such annual rate shall automatically increase to $0.10 per share of Series A Redeemable Convertible Preferred Stock on June 30, 2003 if the Securities and Exchange Commission has not declared effective a registration statement related to a rights offering to all holders of the Corporation's Common Stock by such date, (each which per share dividend amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving the Series A Redeemable Convertible Preferred Stock), provided that such dividends shall not be currently payable and shall only be payable when and if specifically declared by the Company's Board of Directors. Dividends shall be cumulative. Dividends payable on the Series A Redeemable Convertible Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed and a 365-day year. No dividends shall be paid or declared, and no other distribution shall be made, on or with respect to the Common Stock of the Corporation as long as there are shares of Series A Redeemable Convertible Preferred Stock issued and outstanding; provided, however, that nothing in this
Section 2 shall prohibit the Corporation from distributing to its holders of Common Stock rights to purchase shares of Common Stock pursuant to a rights offering. All accrued dividends with respect to such converted shares shall be promptly paid in cash upon (a) the redemption of the shares of Series A Redeemable Convertible Preferred Stock; (b) the conversion of shares of the Series A Redeemable Convertible Preferred Stock into Common Stock of the Corporation; or (c) the tender of the shares of Series A Redeemable Convertible Preferred Stock for shares of Common Stock pursuant to a rights offering to all holders of the Corporation's Common Stock.

            3. Liquidation, Dissolution, or Winding Up.

                  (a) Treatment at Sale, Liquidation, Dissolution, or Winding Up. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series A Redeemable Convertible Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Series A Redeemable Convertible Preferred Stock, the holders of shares of Series A Redeemable Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, whether such assets are capital, surplus, or earnings, an amount equal to $1.00 per share of Series A Redeemable Convertible Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving the Series A Redeemable Convertible Preferred Stock) plus any accrued but unpaid dividends on such shares (such amount, as so determined, is referred to herein as the "Series A Liquidation Value" with respect to such shares). After payment has been made to the holders of the Series A Redeemable Convertible Preferred Stock and any series of Preferred Stock designated to be senior to, or on a parity with, the Series A Redeemable Convertible Preferred Stock, and any other series of Preferred Stock, of the full liquidation preference to which such holders shall be entitled as aforesaid, the remaining assets shall be distributed among the holders of Common Stock.

                  (b) Insufficient Funds. If upon such liquidation, dissolution, or winding up the assets or surplus funds of the Corporation to be distributed to the holders of shares of Series A Redeemable Convertible Preferred Stock and any other then-outstanding shares of the Corporation's capital stock ranking on a parity with respect to payment on liquidation with the Series A Redeemable Convertible Preferred Stock (such shares being referred to herein as the "Series A Parity Stock") shall be insufficient to permit payment to such respective holders of the full Series A Liquidation Value and all other preferential amounts payable with respect to the Series A Redeemable Convertible Preferred Stock and such Series A Parity Stock, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series A Redeemable Convertible Preferred Stock and such Series A Parity Stock, pro rata, in proportion to the full respective preferential amounts to which the Series A Redeemable Convertible Preferred Stock and such Series A Parity Stock are each entitled.

                  (c) Certain Transactions Treated as Liquidation. For purposes of this Section 3, (A) any acquisition of the Corporation by means of merger or other form of corporate reorganization or consolidation with or into another corporation in which outstanding shares of this Corporation, including shares of Series A Redeemable Convertible Preferred Stock, are exchanged for securities or other consideration issued, or caused to be issued, by the other corporation or its subsidiary and, as a result of which transaction, the stockholders of this Corporation own 50% or less of the voting power of the surviving entity (other than a mere re-incorporation transaction), or (B) a sale, transfer, or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of the Corporation shall be treated as a liquidation, dissolution, or winding up of the Corporation and shall entitle the holders of Series A Redeemable Convertible Preferred Stock to receive the amount that would be received in a liquidation, dissolution, or winding up pursuant to
Section 3(a) hereof, if the holders of at least 50% of the then outstanding shares of Series A Redeemable Convertible Preferred Stock so elect by giving written notice thereof to the Corporation at least three days before the effective date of such event. The Corporation shall provide the holders of Preferred Stock with notice of all transactions which may be treated as a liquidation, dissolution, or winding up pursuant to this Section 3(c) twenty
(20) days prior to the earlier of the vote relating to such transaction or the closing of such transaction.

                  (d) Distributions of Property. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors, unless the holders of 50% or more of the then outstanding shares of Series A Redeemable Convertible Preferred Stock request, in writing, that an independent appraiser perform such valuation, then by an independent appraiser selected by the Board of Directors and reasonably acceptable to 50% or more of the holders of such series of Preferred Stock.

            4. Voting Power.

                  (a) General. Except as otherwise expressly provided in Section 9 hereof or as otherwise required by law, each holder of Series A Redeemable Convertible Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such holder's shares of Series A Redeemable Convertible Preferred

Stock could then be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; provided, however, that holders of Series A Redeemable Convertible Preferred Stock shall not be entitled to vote such shares on any proposal submitted to the holders of the then outstanding shares of Common Stock for the approval of the issuance of all shares of Common Stock issuable upon conversion of the shares of Series A Redeemable Convertible Preferred Stock in accordance with NASDAQ Marketplace Rule 4350(i). Except as otherwise expressly provided in Section 9 hereof or as otherwise required by law, the holders of shares of Preferred Stock and Common Stock shall vote together as a single class on all matters.

                  (b) Voting Rights Upon Default. In the event that the Corporation fails to make the mandatory redemption required by Section 6, in whole or in part, the holders of the then outstanding Series A Redeemable Convertible Preferred Stock, voting as a separate class, with each share of the Series A Redeemable Convertible Preferred Stock having one vote, shall be entitled to elect a majority of the Board of Directors of the Corporation at the next annual meeting of stockholders or at a special meeting of the holders of the Series A Redeemable Convertible Preferred Stock called for such purposes, which directors shall continue as directors until the mandatory redemption shall have been paid in full by the Corporation, at which time all voting rights provided for by this Section 4(b) shall be divested from the Series A Redeemable Convertible Preferred Stock and the directors elected pursuant to this Section 4(b) shall be removed and cease to be directors.

            5. Conversion Rights. The holders of the Series A Redeemable Convertible Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

                  (a) General. Subject to and in compliance with the provisions of this Section 5, including the limitations of Section 5(e) hereof, any or all shares of the Series A Redeemable Convertible Preferred Stock may, at the option of the holder thereof, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock which a holder of Series A Redeemable Convertible Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series A Applicable Conversion Rate (determined as provided in Section 5(b)) by the number of shares of Series A Redeemable Convertible Preferred Stock being converted at any time.

                  (b) Applicable Conversion Rate. The conversion rate in effect at any time for the Series A Redeemable Convertible Preferred Stock (the "Series A Applicable Conversion Rate") shall be the quotient obtained by dividing $1.00 by the Series A Applicable Conversion Value, as defined in Section 5(c). Initially, the Series A Applicable Conversion Rate shall be 3.125, and each share of Series A Redeemable Convertible Preferred Stock shall initially be convertible into 3.125 shares of Common Stock.

                  (c) Applicable Conversion Value. The Series A Applicable Conversion Value in effect from time to time, except as adjusted in accordance with Section 5(d) hereof, shall be $0.32 with respect to the Series A Redeemable Convertible Preferred Stock (the "Series A Applicable Conversion Value").

                  (d) Adjustment to Series A Applicable Conversion Value. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Series A Applicable Conversion Value (and all other conversion values set forth in this Section 5) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Series A Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Applicable Conversion Value. The Series A Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. An

"Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  (e) Limitation on Shares Issuable Upon Conversion. Notwithstanding any other provision herein, in no event shall any shares of Series A Redeemable Convertible Preferred Stock be converted into shares of Common Stock unless (i) the Corporation has obtained approval of the issuance of all shares of Common Stock issuable upon conversion of the shares of Series A Redeemable Convertible Preferred Stock by a majority of the total votes eligible to be cast on such proposal, in person or by proxy, by the holders of the then outstanding Common Stock in accordance with NASDAQ Marketplace Rule 4350(i); or
(ii) the Corporation has obtained permission from NASDAQ to allow the conversion of the shares of Series A Redeemable Convertible Preferred Stock without obtaining stockholder approval. The Company shall maintain records setting forth the number of shares of Common Stock issued by the Company upon conversion of shares of Series A Redeemable Convertible Preferred Stock from time to time, which records shall be controlling in the absence of manifest error.

                  (f) Automatic Conversion Upon Stockholder Approval.

                        (i) Mandatory Conversion of Preferred Stock. Immediately upon (a) the approval of the issuance of all shares of Common Stock issuable upon conversion of the shares of Series A Redeemable Convertible Preferred Stock by a majority of the total votes eligible to be cast on such proposal, in person or by proxy, by the holders of the then outstanding Common Stock, or (b) the receipt of permission from NASDAQ to allow such issuances without any limitation on the number of shares of Common Stock issuable upon conversion of the shares of Series A Redeemable Convertible Preferred Stock (each, a "Mandatory Conversion Event"), all outstanding shares of Series A Redeemable Convertible Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Redeemable Convertible Preferred Stock are then convertible pursuant to Section 5 hereof as of the date of the Mandatory Conversion Event, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

                        (ii) Surrender of Certificates Upon Mandatory Conversion. Upon the occurrence of a Mandatory Conversion Event, the holders of the Series A Redeemable Convertible Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Redeemable Convertible Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Redeemable Convertible Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

                  (g) Merger, Consolidation, or Sale of Assets. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Corporation), or the sale of all or substantially all of the Corporation's capital stock or assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that the holders of the Series A Redeemable Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Redeemable Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation, to which such holder would have been entitled, notwithstanding the provisions of
Section 5(e), if such holder had converted its shares of Series A Redeemable Convertible Preferred Stock immediately prior to such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 to the end that the provisions of this
Section 5 (including adjustment of the Series A Applicable Conversion Value then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series A Redeemable Convertible Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                  (h) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Series A Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series A Redeemable Convertible Preferred Stock with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                  (i) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Redeemable Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Redeemable Convertible Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Redeemable Convertible Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Redeemable Convertible Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Redeemable Convertible Preferred Stock in accordance with the provisions of this Section 5, rounded up to the nearest whole share as provided in Section 5(l), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Redeemable Convertible Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (j) No Issuance of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Redeemable Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Redeemable Convertible Preferred Stock, the Corporation shall round up to the next whole share of Common Stock issuable upon the conversion of shares of Series A Redeemable Convertible Preferred Stock. The determination as to whether any fractional shares of Common Stock shall be rounded up shall be made with respect to the aggregate number of shares of Series A Redeemable Convertible Preferred Stock being converted at any one time by any holder thereof, not with respect to each share of Series A Redeemable Convertible Preferred Stock being converted.

                  (k) Partial Conversion. In the event some but not all of the shares of Series A Redeemable Convertible Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Redeemable Convertible Preferred Stock which were not converted.

                  (l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Redeemable Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Redeemable Convertible Preferred Stock (including any shares of Series A Redeemable Convertible Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Redeemable Convertible Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Redeemable Convertible Preferred Stock (including any shares of Series A Redeemable Convertible Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (m) No Reissuance of Preferred Stock. No share or shares of Series A Redeemable Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Redeemable Convertible Preferred Stock.

            6. Redemption.

                  (a) Upon the request of holders of at least a majority of the outstanding shares of Series A Redeemable Convertible Preferred Stock, which request may be made by such holders at any time after June 18, 2004, the Corporation shall redeem, from any source of funds legally available therefor, the Series A Redeemable Convertible Preferred Stock on such date that is 30 days after the receipt by the Corporation of such request, (the "Redemption Date"). The redemption price for the Series A Redeemable Convertible Preferred Stock shall be an amount equal to $1.00 per share (as adjusted for any stock dividends, combinations, or splits with respect to such shares) plus all accrued but unpaid dividends on such shares (the "Series A Redemption Price").

                  (b) As soon as practicable following receipt of the notice set forth in Section 6(a), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Redeemable Convertible Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 6(c), on or after the Redemption Date, each holder of Series A Redeemable Convertible Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event that less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Redeemable Convertible Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Redeemable Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Redeemable Convertible Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series A Redeemable Convertible Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Redeemable Convertible Preferred Stock. The shares of Series A Redeemable Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time and from time to time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Redeemable Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Redemption Date, but which it has not redeemed.

                  (d) Any shares of Series A Redeemable Convertible Preferred Stock redeemed pursuant to this Section 6 or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Redeemable Convertible Preferred Stock.

            7. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Preferred Stock. Upon the surrender of any certificate representing shares of Preferred Stock at such place, the Corporation will, at the request of the record holders of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing the aggregate number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Preferred Stock as is required by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

            8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft, or destruction, upon receipt of an unsecured indemnity from the holder reasonably satisfactory to the Corporation or, in the case of such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock represented by such lost, stolen, destroyed, or mutilated certificate and dated the date of such lost, stolen, destroyed, or mutilated certificate.

            9. Restrictions and Limitations on Corporate Action and Amendments to Charter.

                  (a) For so long as at least a majority of the shares of Series A Redeemable Convertible Preferred Stock originally issued remain outstanding (subject to adjustment for any stock split, reverse stock split, or other Extraordinary Common Stock Event), the Corporation shall not take any corporate action or otherwise amend its Certificate of Incorporation without the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Redeemable Convertible Preferred Stock, voting as a separate class, if such corporate action or amendment would:

                        (i) amend any of the rights, preferences, privileges of, or limitations provided for herein for the benefit of any shares of Series A Redeemable Convertible Preferred Stock;

                        (ii) authorize or issue, or obligate the Corporation to authorize or issue, (1) additional shares of Series A Redeemable Convertible Preferred Stock, (2) any shares of Series A Parity Stock, or (3) shares of Preferred Stock senior to the Series A Redeemable Convertible Preferred Stock with respect to liquidation preferences, dividend rights, voting rights, or redemption rights;

                        (iii) amend any provisions of this Section 9(a); or

                        (iv) cause the Corporation to sell shares of Common Stock, other than Excluded Securities, at a price per share less than $0.32, subject in all cases to the adjustments contemplated in Section 5(d); or

                        (v) cause the Corporation to incur indebtedness for borrowed money in excess of $1.0 million in the aggregate.

      For purposes of this Section 9(a), "Excluded Securities" shall mean the issuance of shares of Common Stock (or options to purchase such shares of Common Stock), issuable to employees, officers, directors, or independent contractors of the Corporation at prices or exercise prices determined by the Board of Directors to be not less than fair market value pursuant to any employee stock option or other incentive stock or benefit plan of the Corporation approved by the Corporation's Board of Directors.

            10. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, and (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Stock from time to time outstanding.

            11. Notices of Record Date. In the event of:

                  (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

                  (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

                  (c) any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying
(i) the date on which any such record is to be taken for the purpose of such dividend, distribution, or right and a description of such dividend, distribution, or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and
(iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least ten (10) days prior to the earlier of (1) the date specified in such notice on which such record is to be taken and (2) the date on which such action is to be taken.

            12. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).

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                                       9

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed by its President this 25th day of February, 2003.

                                       SMARTDISK CORPORATION


                                       By: /s/ Michael S. Battaglia
                                          ------------------------------------
                                          Michael S. Battaglia, President